EXHIBIT 99.1

ELECTRIC CAR COMPANY, INC.  ENTERS INTO LETTER OF
INTENT WITH NEAH POWER SYSTEMS, INC.

Proposed Strategic Partnership Will Provide A Patented Fuel Cell Technology And Ancillary Products For Hybrid Four Wheel Vehicles

Springfield, MO. October 18th, 2010 – Electric Car Company, Inc. (OTCBB: ELCR), a vehicle conversion company that specializes in electric conversions and manufacturing for the livery, fleet and private specialty markets, today announced that it has executed a Letter Of Intent with NEAH Power Systems, Inc., a publicly held company trading under the stock symbol (OTCBB: NPWZ), to negotiate a development and exclusive marketing agreement.

The Agreement provides Electric Car Company (ECC) with exclusive rights to sell and distribute NEAH’s proprietary fuel cells and ancillary products designed for hybrid on-road, four-wheel vehicles. ECC will also have the exclusive marketing rights to sell NEAH Power’s fuel cells to other manufacturers of hybrid zero emission four-wheel vehicles. The definitive agreement is expected to have a term of five years and be based on negotiated performance volumes starting at the end of one year. The agreement is subject to the completion of due diligence, necessary consents and approvals and customary terms and conditions. The parties expect to complete the partnership agreement on or before November 1, 2010.

ECC plans to engineer NEAH’s unique fuel cells into ECC's lower cost “Pure Electric” vehicles. By combining the battery and fuel cell technologies, the typical travel range of the vehicle will increase from 50 miles to as much as 250 miles on a single charge at what both companies believe will be a very affordable cost to consumers.

NEAH’s award winning, patented, silicon-based Direct Methanol Fuel Cell (DMFC) technology utilizes porous silicon architecture and proven semiconductor manufacturing technology. This proprietary design provides greater than 2.5X increase in power density as compared to the incumbent proton exchange membrane, can operate with or without air, resulting in a more efficient, cost-effective fuel cell. Prior investors in NEAH include Intel Capital, Novellus Systems, and other venture capital firms, as well as initial funding from the Office of Naval Research (US Navy) that enabled the development of this technology.

Mr. Gary Spaniak, CEO of ECC states, “We are looking forward to a zero emissions solution to extend the range of pure electric vehicles. This agreement will give us the ability to be first to market with the NEAH fuel cell recharging system.” Mr. Spaniak continues by saying, ”This exclusive marketing agreement will not only benefit our Company with the cars we build and modify, but we will also be able to offer an affordable vehicle with performance levels the automotive market is asking for.”

Dr. Chris D'Couto, President and CEO said, “We are enthused to collaborate with Electric Car Company to deploy our technology for four wheel applications. Electric Car Company’s expertise with electric vehicles, and NEAH’s patented, award winning technology could provide a compelling, differentiated solution using non-fossil fuel based methanol as a fuel to address the range anxiety associated with purely electric vehicles.”

About Neah Power, Inc.

NEAH Power Systems, Inc. (OTCBB: NPWZ) is developing long-lasting, efficient and safe power solutions for the military and for portable electronic devices. NEAH uses a unique, patented, silicon-based design for its micro fuel cells that enable higher power densities, lower cost and compact form-factors. The company's micro fuel cell system can run in aerobic and anaerobic modes. NEAH believes that the technology can also be used for energy storage and generation. For additional information visit www.neahpower.com

About Electric Car Company, Inc.

Electric Car Company, Inc., (OTCBB: ELCR) is a vehicle conversion company that specializes in electric conversion and manufacturing for the livery and fleet markets, including corporate VIP, party buses, municipal buses, custom wheelchair accessible sedans and delivery vehicles. The company brings together businesses specializing in customizing vehicles and power trains. This proven business strategy is building a dominating presence in the aftermarket automotive up-fitter segment, including, but not limited to “Pure Electric” cars, liquid propane conversions, limousines and other livery vehicles, specialty fleet vehicles, classic automobiles and custom restorations.

The company has now positioned itself to deliver full “Pure Electric” specialty vehicles. By accomplishing this goal ECC is poised to fulfill its strategy to offer and expand the company’s line of products that will revolutionize the specialty automotive vehicle market.

Electric Car Company’s wholly owned subsidiary, Imperial Coach Works, Inc. and its custom manufacturing division Imperial Coach Builders, Inc., is a limousine and specialty vehicle manufacturing entity that operates out of a 60,000-sq/ft facility in Springfield, MO., For more information visit: www.electric-elcr.com and www.limoland.com.

www.electriccarstocks.com

Forward-Looking Statements

Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements," which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. See Neah Power System’s Form 10-K for the fiscal year ended September 30, 2009 and Electric Car Company, Inc.’s Form 10-K for the year ended December 31, 2009 and other reports filed by the companies with the Securities and Exchange Commission, for a discussion of such risks, uncertainties and other factors. These forward-looking statements are based on management's expectations as of the date hereof, and the company does not undertake any responsibility to update any of these statements in the future.

Contacts:

NPWZ

Stephen M. Wilson

425-424-3324

info@neahpower.com

neahpower.com

ELCR

Henry Harrison

IR Pro 2.0

407-682-2001

hharrison@insidewallstreet.com

www.irprpro.com